SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549
                          ________________

                            SCHEDULE 13G/A
                          ________________

       INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
              UNDER THE SECURITIES EXCHANGE ACT OF 1934

                         (AMENDMENT NO. 4)*

                       CytoTherapeutics, Inc.

                          (NAME OF ISSUER)

                    Common Stock, $.01 par value

                   (TITLE OF CLASS OF SECURITIES)

                             232923 10 2

                           (CUSIP NUMBER)






__________________

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         PAGE 1 OF 5 PAGES
<PAGE




                                 13G/A

CUSIP No.  232923 10 2
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
           Ardsley Advisory Partners
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
           Connecticut
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON **
          IA
_____________________________________________________________________________
               ** SEE INSTRUCTIONS BEFORE FILLING OUT!

                          PAGE 2 OF 5 PAGES
<PAGE




                                 13G/A

CUSIP No.  232923 10 2
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Philip J. Hempleman
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
           United States
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON **
           IN
_____________________________________________________________________________
               ** SEE INSTRUCTIONS BEFORE FILLING OUT!

                          PAGE 3 OF 5 PAGES
<PAGE



           The Schedule 13G initially filed for the year ended Dec. 31, 1993 of (i) Ardsley Advisory Partners and (ii) Philip J. Hempleman relating to the common stock, par value of $.01 per share (the "Common Stock"), issued by CytoTherapeutics, Inc. (the "Company") is hereby amended by this Amndmt.No. 4 to the Schedule 13G as follows:

ITEM 4.    OWNERSHIP.

           Not applicable.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          If this statement is being filed to report that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x]




                                  PAGE 4 OF 5 PAGES

ITEM 10.   CERTIFICATION.  (if filing pursuant to Rule 13d-1(b))

           By signing below Ardsley Advisory Partners and Philip J. Hempleman certify that, to the best of their knowledge & belief, the securities referred to above were acquired in the ordinary course of business, were not acquired to the purpose of and do not have the effect of changing, influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.




                              SIGNATURE

           After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.




                                February __, 1998



                                /s/Philip J. Hempleman
                                -----------------------
                                Philip J. Hempleman, as
                                Managing Partner of
                                Ardsley Advisory Partners




                                /s/Philip J. Hempleman
                                ------------------------
                                Philip J. Hempleman


                          PAGE 5 OF 5 PAGES